Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Announces Fiscal 2005 Fourth Quarter

and Full Year Financial Results

CARPINTERIA, Calif. – March 10, 2005 – QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2005 fourth quarter and full year ended January 31, 2005.

For the fiscal 2005 fourth quarter, QAD posted revenue of $60.7 million, compared with $62.6 million in the same period last year.  License revenue was $18.0 million, which includes $1.5 million of license revenue that was deferred in the third quarter due to license agreements that were executed but not recognized in the quarter.  This compares with $20.4 million in license revenue in the fiscal 2004 fourth quarter.  Maintenance and other revenue was $28.9 million, compared with $29.3 million in the fourth quarter last year.  Services revenue was $13.8 million compared with $12.8 million in the same period last year.

Net income for the fiscal 2005 fourth quarter was $13.8 million, or $0.40 per diluted share, compared with net income of $6.3 million, or $0.18 per diluted share, in the same period last year.

Fourth quarter net income includes a $5.3 million tax benefit attributable to the reversal of deferred tax asset valuation allowances equal to $0.15 per diluted share.

For the fiscal 2005 fourth quarter, gross margin was 63% compared with 59.5% in the previous quarter and 60% in the same period last year.  The improvement reflects a key initiative throughout the year to achieve stronger margins in the company’s service and support business.

Total operating expenses for the fiscal 2005 fourth quarter were $28.0 million, down from $30.8 million in the fourth quarter last year, primarily reflecting reduced sales and marketing expenses in the most recent quarter.

(more)

According to Karl Lopker, QAD chief executive officer, “Fiscal 2005 marked the most profitable year in QAD’s history, with operating income of $23.4 million and a 10% operating margin.  Although license revenue was lower than planned, primarily due to Sarbanes-Oxley compliance efforts by our customers who delayed making software investments, we were able to react quickly and better align our cost structure to maintain our commitment to profitability.”

For the full fiscal year ended January 31, 2005, QAD reported revenue of $231.2 million compared with $230.7 million for fiscal 2004.  License revenue was $60.5 million versus $69.0 million last year.  Maintenance and other revenue was $113.7 million compared with $114.7 million last year.  Services revenue was $56.9 million compared with $46.9 million last year.

Net income for fiscal 2005 was $24.5 million, or $0.70 per diluted share.  These results include tax benefits attributable to the reversals of deferred tax asset valuation allowances of $1.3 million and $5.3 million in the first and fourth quarters, respectively, for a combined benefit of $0.19 per diluted share for the year.  This compares with net income in fiscal 2004 of $16.3 million, or $0.47 per diluted share, which included a gain in the fiscal 2004 first quarter of $0.04 per diluted share from the sale of a parcel of property.

QAD’s cash and equivalents balance at January 31, 2005 was $68.3 million.  For fiscal 2005, cash flow provided by operations was $22.1 million, underscoring six consecutive years of positive annual cash flow from operations.

“We are optimistic about our prospects in fiscal 2006,” said Lopker.  “We believe our focus on single-platform and manufacturing-specific software solutions creates continued opportunities for growth and further differentiation in this consolidating marketplace.  We are devoting resources to building our market share as well as expanding our services capabilities, especially in the Asia Pacific market.  Also, we are augmenting our sales capacity, specifically capitalizing on the recently available enterprise software talent.  Finally, we are developing additional mission critical solutions to complement our product suite that will deliver further value in our core vertical markets.”

Fiscal 2005 Fourth Quarter Highlights

•             QAD received orders from 30 customers representing more than $500,000 each in combined license, support and services billings, including nine orders of more than $1 million, two of which exceeded $2 million.

•             QAD sold licenses to global manufacturers in its six vertical markets, including sales to Albany, Avery Dennison, Bundaberg Brewed, Cadbury Schweppes, Columbian Chemicals, Cummins, Delco Remy, Genzyme, Laird, Medela, Moog and Unilever.

•             QAD established a new Research and Development (R&D) Center in Shanghai, China, augmenting the company’s R&D centers in the United States, Australia, Spain, India and Ireland.

•             In December, QAD opened an office in Denver, Colorado, and plans to hire product development and sales personnel, leveraging the area’s enterprise software talent pool.

Additional Fiscal 2005 Highlights

•             In recognition of QAD’s 25th anniversary milestone, company management opened the NASDAQ Stock Market on October 12th, celebrating its expansion as a leading enterprise software provider serving global manufacturers in more than 90 countries.

•             For the full fiscal year, QAD received orders from 68 customers representing more than $500,000 each in combined license, support and services billings, with 18 of these exceeding $1 million, 4 of which surpassed $2 million.

•             QAD participated in the development of the Automotive Industry Action Group (AIAG) Inventory Visibility & Interoperability (IV&I) standard and was recognized as one of the first software providers to demonstrate the exchange of automotive inventory data over public networks, using XML, and independent of originating applications.

•             QAD achieved Help Desk Institute (HDI) Support Center Certification for support centers in the United Kingdom, the Netherlands, Mexico and Hong Kong; QAD is the first company ever to achieve global certification from HDI.

•             QAD hosted more than 1,000 attendees at its 2004 Explore User Conference in Charlotte, North Carolina in May, marking the largest attendance in three years.

•             QAD effected a one-time special dividend of $0.10 per share of common stock and initiated quarterly dividends of $0.025 per common share.

•             In June 2004, QAD’s board of directors authorized an open market repurchase program for one year to buy up to one million shares of common stock.  QAD repurchased approximately

742,000 shares on the open market during fiscal 2005 at an average price of $7.52 per share, including transaction costs.

Business Outlook

For the fiscal 2006 first quarter, QAD expects to generate revenue between $57 million and $60 million.  Depending on the level and mix of revenue, the company expects first quarter earnings per diluted share in the range of $0.12 to $0.16.  QAD expects to post full year fiscal 2006 revenue of $235 million to $250 million, with earnings in the range of $0.50 to $0.70 per diluted share.  The outlook assumes an effective tax rate of 23% and does not include the effect of SFAS No. 123R, the reporting of stock compensation expense based on the fair value method.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

Investor Conference Call

QAD management will host an investor conference call today at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financial results and operations for the fiscal 2005 fourth quarter and full year.  The conference call will be webcast and accessible on the investor relations section of QAD’s Web site, www.qad.com/company/ir, where it will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  “QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

# # #

FINANCIAL TABLES FOLLOW

QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2005	2004	2005	2004
Revenue:
License fees	$18,048	$20,422	$60,545	$69,029
Maintenance and other	28,872	29,328	113,729	114,686
Services	13,806	12,833	56,932	46,937
Total revenue	60,726	62,583	231,206	230,652
Cost of revenue:
Cost of license fees	2,569	2,899	8,628	10,299
Cost of maintenance, service and other revenue	20,152	21,975	82,825	81,215
Total cost of revenue	22,721	24,874	91,453	91,514
Gross profit	38,005	37,709	139,753	139,138
Operating expenses:
Sales and marketing	13,579	15,781	56,552	60,183
Research and development	7,785	8,866	33,229	36,191
General and administrative	6,491	6,075	26,070	24,228
Amortization of intangibles from acquisitions	114	61	516	887
Restructuring	—	—	—	(346)
Total operating expenses	27,969	30,783	116,367	121,143
Operating income	10,036	6,926	23,386	17,995
Other (income) expense:
Interest income	(291)	(144)	(809)	(540)
Interest expense	574	69	1,889	943
Other (income) expense, net	(573)	(9)	(120)	(1,803)
Total other (income) expense	(290)	(84)	960	(1,400)
Income before income taxes	10,326	7,010	22,426	19,395
Income tax (benefit) expense	(3,482)	678	(2,057)	3,078
Net income	$13,808	$6,332	$24,483	$16,317

Basic net income per share	$0.41	$0.19	$0.72	$0.49
Diluted net income per share	0.40	0.18	0.70	0.47

Basic weighted shares	33,733	33,494	33,952	33,123
Diluted weighted shares	34,733	35,224	35,198	34,882

QAD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2005	January 31, 2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$68,289	$59,784
Accounts receivable, net	63,145	65,455
Other current assets	13,785	13,352
Total current assets	145,219	138,591

Property and equipment, net	39,701	34,485
Capitalized software costs, net	2,791	2,966
Goodwill	11,552	11,306
Other assets, net	7,830	2,480

Total assets	$207,093	$189,828

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,725	$11,987
Accounts payable and other current liabilities	45,130	51,374
Deferred revenue	70,805	69,252
Total current liabilities	117,660	132,613

Long-term debt	23,911	7,720
Other liabilities	1,485	2,382

Stockholders’ equity:
Common stock	36	35
Additional paid-in capital	119,532	119,411
Treasury stock	(9,668)	(8,100)
Accumulated deficit	(40,154)	(58,038)
Unearned compensation - restricted stock	(440)	—
Accumulated other comprehensive loss	(5,269)	(6,195)
Total stockholders’ equity	64,037	47,113

Total liabilities and stockholders’ equity	$207,093	$189,828

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended January 31,
	2005	2004
	(unaudited)	(audited)
Net cash provided by operating activities	$22,130	$19,840

Cash flows from investing activities:
Purchase of property and equipment	(10,577)	(17,785)
Restricted cash under construction loan	—	1,016
Capitalized software costs	(815)	(929)
Acquisitions of businesses, net of cash acquired	(766)	(445)
Proceeds from sale of property and equipment	29	3,395
Net cash used in investing activities	(12,129)	(14,748)

Cash flows from financing activities:
Proceeds from construction loan	3,870	10,468
Proceeds from notes payable, net of fees	17,843	—
Repayments of long-term debt	(1,604)	(2,005)
Repayment of construction loan	(14,338)	—
Proceeds from issuance of common stock	2,843	9,640
Repurchase of common stock	(5,581)	(15,239)
Dividends paid	(5,121)	—
Net cash (used in) provided by financing activities	(2,088)	2,864

Effect of exchange rates on cash and equivalents	592	1,640
Net decrease in cash and equivalents	8,505	9,596
Cash and equivalents at beginning of period	59,784	50,188

Cash and equivalents at end of period	$68,289	$59,784